Calculation of Filing Fee Tables
S-8
Pulsenmore Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value NIS 0.00032 per share, reserved for issuance pursuant to options outstanding under the Pulsenmore Ltd. 2019 Amended Share Incentive Plan	Other	383,231	$ 14.89	$ 5,706,309.59	0.0001381	$ 788.05
2	Equity	Ordinary Shares, par value NIS 0.00032 per share, reserved for issuance pursuant to the Pulsenmore Ltd. 2019 Amended Share Incentive Plan	Other	7,388,344	$ 2.595	$ 19,172,752.68	0.0001381	$ 2,647.76
Total Offering Amounts:						$ 24,879,062.27		$ 3,435.81
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,435.81
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also includes an indeterminate number of additional shares that become issuable under the Pulsenmore Ltd. 2019 Amended Share Incentive Plan and Pulsenmore Ltd. 2023 United States Sub-Plan to the 2019 Amended Share Incentive Plan (collectively, the "Plans"), as applicable, as a result of anti-dilution provisions described therein by reason of any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on $14.89, the weighted average exercise price per ordinary share (rounded to the nearest cent) of the outstanding option awards under the Plans as of the date of this registration statement, expressed in U.S. dollars based on the Bank of Israel exchange rate on August 28, 2026 ($1.00=NIS 2.9680).

[2]	Pursuant to Rule 416(a) under the Securities Act this registration statement also includes an indeterminate number of additional shares that become issuable under the Plans, as applicable, as a result of anti-dilution provisions described therein by reason of any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares. Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high ($2.66) and low ($2.53) sales prices of the registrant's ordinary shares as reported on the Nasdaq Capital Market on August 28, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources